EXHIBIT 99.2

January 10, 2020

RE: Termination of Share Redemption Program and Distribution Reinvestment Plan, Effective February 10, 2020

Dear Fellow Stockholder:

On January 10, 2020, Broadstone Net Lease, Inc. (the “Company”) announced its determination to terminate its Share Redemption Program (the “Redemption Program”) and its Distribution Reinvestment Plan (“DRIP”), in each case, effective February 10, 2020.

Beginning with the monthly distribution declared by the Board of Directors to holders of record on January 30, 2020, to be paid on February 14, 2020, and any subsequent distributions declared by our Board of Directors, if any, all distributions will be paid in cash.  All stockholders will continue to receive their full distributions.

If you are a stockholder who is not currently enrolled in the DRIP (i.e., you receive a monthly cash payment via check or electronic deposit), nothing will change.

For those stockholders who are currently enrolled in the DRIP (i.e., your monthly distribution is currently used to automatically purchase additional shares of the Company’s common stock), you will now receive your monthly distribution in cash per the following guidelines:

•

For non-retirement/custodial and non-custodial account holders whose original investment proceeds originated from an established brokerage account, your distributions will be paid directly to that account, provided the account remains open. Should the account be closed and we lack another brokerage account associated with your investment, your monthly cash distribution in the form of a check will be mailed to your address of record currently on file;

•	For retirement/custodial account holders, your distribution proceeds will be forwarded to your custodial account and continue to benefit from the qualified tax exemption;

•

For non-retirement/non-custodial account holders whose investment proceeds did not originate from a recognizable brokerage account, your monthly cash distribution in the form of a check will be mailed to your address of record currently on file.

We encourage you to consult with your financial advisor should you wish to explore alternate strategies for the payment of your cash distribution.

Thank you for your investment in Broadstone Net Lease, Inc. Should you have any questions, wish to change your address of record, or to enroll in automatic electronic deposit of future distributions, please feel free to contact Shareholder Services at 866-580-1704 or investorservices@broadstone.com.

Sincerely,

/s/ John D. Moragne

John D. Moragne

Executive Vice President, Chief Operating Officer, and Secretary